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Exhibit 99.1

Contact Noam Saxonhouse, Investor Relations 703/526-5093

FOR IMMEDIATE RELEASE

MILLS CORP. REPORTS 5% INCREASE IN FFO PER SHARE FOR FIRST QUARTER 2003

Arlington, VA, May 9, 2003—The Mills Corporation (NYSE: MLS), owner and operator of innovative retail and entertainment destinations, announced today its financial results and operating information for the first quarter of 2003.

Financial Results

Net income allocable to common stockholders for the quarter ended March 31, 2003 was $16.3 million or $0.37 per diluted share as compared to net income allocable to common stockholders of $9.9 million or $0.33 per diluted share for the same period one year ago.

For the quarter ended March 31, 2003, Funds from Operations (FFO)—a standard measure of operating performance for REITs—increased 35% to $46.1 million from $34.1 million for the same period in 2002. This FFO increase was mitigated by a $4.4 million decrease in Mills' share of gains on land sales from unconsolidated joint ventures in the first quarter of 2003 versus the same period a year ago. The Company's first quarter 2002 gains on land sales were abnormally high; first quarter 2003 gains on land sales are in-line with historical quarterly land sales trends. In the first quarter of 2003, declining land sales were offset by increases attributable to the recent mall acquisitions, an increase in the Company's share of FFO from unconsolidated joint ventures as a result of the Company's acquisition of Simon Property Group's joint venture interests in five existing operating joint ventures and NOI growth in our core portfolio. On a diluted per share basis, FFO increased 5% to $0.77 for the quarter ended March 31, 2003 from $0.73 per diluted share for the quarter ended March 31, 2002.

The Company's financial results and FFO calculation do not include the impact of FASB Statement 141, which requires that leases at acquired properties be marked to market and recognized in income over the life of the lease. The Company has one-year from the date of an acquisition to incorporate the impact of FASB Statement 141 into its financial statements. The Company anticipates that it will include income related to FASB Statement 141, for the acquisitions of Riverside Square and the Cadillac portfolio, in its second quarter financial results.

Operating Highlights

Operating highlights for our projects, excluding the traditional retail regional malls that were recently acquired except where noted, were as follows:

  •
  Total reported gross tenant sales for the three months ended March 31, 2003 increased approximately 1.8% to $929.7 million as compared to $912.9 million for the prior-year period.

  •
  Comparable specialty tenant reported same space sales for properties owned by the Company for the past 15 months decreased approximately 3% for the twelve months ended March 31, 2003 versus the same period in 2002. Comparable sales for the entire portfolio, including the recently acquired traditional retail regional malls in both periods, also decreased approximately 3%.

  •
  Gross specialty tenant reported sales per square foot for the entire portfolio, including the recently acquired traditional retail regional malls in the 2003 reporting period, for the 12 months ended March 31, 2003 were $331 per square foot versus $325 per square foot for the 12 months ended March 31, 2002.

  •
  Stabilized comparable center net operating income increased approximately 1.5% for the three months ended March 31, 2003 as compared to the same period in 2002. In the first quarter of 2003, the Company received $0.3 million in lease buy-out fees versus $1.3 million in the first quarter of 2002. Excluding income from lease buy-out fees, NOI increased by 3.0% in the first quarter of 2003 versus the first quarter of 2002.

  •
  The average initial base rent for specialty store leases opened during the first three months of 2003 was $26.46 per square foot, which was 8.3% higher than rents for tenants who closed or whose leases expired during the period.

  •
  Stabilized portfolio occupancy was 93.6% on March 31, 2003 versus 92.5% on March 31, 2002. Total portfolio occupancy (including the recently acquired traditional regional retail malls and non-stabilized development projects) as of March 31, 2003 was 93.2% versus 92.4% as of March 31, 2002.

Ken Parent, Chief Operating Officer, states, "During the first quarter we began the process of remerchandising the Cadillac Fairview Portfolio, we cleared several major hurdles related to our Meadowlands development and we are poised to open Madrid Xanadú on May 16. All of these activities are laying the groundwork for strong FFO growth over the next several years."

"Our portfolio continues to perform well, even while retailers faced numerous challenges in the first quarter, such as the weak economy; a harsh winter, particularly in the northeast and mid-Atlantic region, where we have many properties; rising energy prices; and the war in Iraq. We believe that retailers' will continue to have a strong interest in our projects resulting in increasing rent spreads and same-center NOI growth in the second quarter and beyond. The second quarter also will benefit from strong sales during Easter, which last year fell in the first quarter. These strong operating results are driving FFO per share gains. Based on today's outlook and the Company's first quarter results, management is comfortable with the range of estimates published by First Call for 2003 barring any significant disruptions to the economy."

The Mills Corporation is a self-managed real estate investment trust (REIT) based in Arlington, VA that owns, develops, leases, manages and markets a portfolio of 20 retail and entertainment destination centers totaling approximately 25 million square feet in 17 states. Currently, the Company has five projects under construction and/or development in the United States and two internationally: Toronto, Canada and Madrid, Spain. The Company's Internet address is www.millscorp.com.

Supplemental Materials

The Company's SEC Filings (Forms 10-Q & 10-K) and supplemental information packages (Form 8-K) are available on the Company's website at www.millscorp.com or may be requested in e-mail or hard copy formats by contacting Noam Saxonhouse, Investor Relations, The Mills Corporation, 1300 Wilson Blvd, Arlington, VA 22209 or via e-mail at Noam.Saxonhouse@millscorp.com. The first quarter 2003 supplemental information package will be available on the Company's website at 8:30 am on May 9, 2003.

The Company will provide an online simulcast of its first quarter 2003 conference call at www.millscorp.com. To listen to the live call, please go to the Company's website at least fifteen minutes prior to the call to register, download and install any necessary audio software. The call will begin at 12:00 p.m. ET Friday, May 9, 2003. An online replay will be available for approximately 90 days at www.millscorp.com.

Statements in this press release that are not historical may be deemed forward-looking statements within the meaning of the federal securities laws. Although the Mills Corporation believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can give no assurance that its expectations will be attained and it is possible that our actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. The Mills Corporation undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The reader is directed to the Company's various filings with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K for a discussion of such risks and uncertainties.

THE MILLS CORPORATION
SUPPLEMENTAL FINANCIAL DATA

(In thousands, except per share data)

	Three Months Ended March 31,
	2003	2002
Statements of Operations Data:
Revenues:
Minimum rent	$42,241	$25,658
Percentage rent	47	189
Recoveries from tenants	21,554	12,392
Other property revenue	3,940	3,612
Management fee income from unconsolidated joint ventures	3,093	2,512
Other fee income from unconsolidated joint ventures	848	1,232

Total operating revenues	71,723	45,595

Expenses:
Recoverable from tenants	18,807	10,680
Other operating	1,593	1,372
General and administrative	4,334	3,296
Depreciation and amortization	16,630	10,059

Total operating expenses	41,364	25,407

	30,359	20,188
Other income and expenses:
Equity in earnings of unconsolidated joint ventures	5,267	6,151
Interest income	2,430	1,235
Interest expense, net	(13,472)	(12,104)
Other income (expense)	(173)	30
Foreign currency exchange gains, net	2,259	—

Income before discontinued operations and minority interest	26,670	15,500
Discontinued operations	128	100

Income before minority interest	26,798	15,600
Minority interest, including Series D Preferred Unit dividends	(6,117)	(5,703)

Net income	20,681	9,897
Series B and Series C Preferred Stock dividends	(4,378)	—

Income available to common stockholders	$16,303	$9,897

Earnings per Common Share — Basic:
Income available to common stockholders, net of minority interest and preferred stock dividends	$0.38	$0.34
Discontinued operations	—	—

Income per common share	$0.38	$0.34

Earnings per Common Share — Diluted:
Income available to common stockholders, net of minority interest and preferred stock dividends	$0.37	$0.33
Discontinued operations	—	—

Income per common share	$0.37	$0.33

Funds From Operations:
Income before minority interest	$26,798	$15,600
Adjustments:
Add: Depreciation and amortization of real estate assets	16,071	9,497
Add: Real estate depreciation and amortization of unconsolidated joint ventures	11,507	9,005
Less: Gain on foreign currency exchange, net	(2,259)	—
Less: Equity in earnings of unconsolidated joint ventures from foreign currency exchange gains, net	(1,610)	—

Funds from operations	$50,507	$34,102

Less: Series B and Series C Preferred Stock dividends	(4,378)	—

Funds from operations available to common stockholders	$46,129	$34,102

Funds from operations per common share (Basic)	$0.78	$0.74

Funds from operations per common share (Diluted)	$0.77	$0.73

Weighted Average Number of Common Shares and Units Outstanding:
Basic:
Weighted average common shares	43,173	28,992
Weighted average common shares and units	59,397	45,789
Diluted:
Weighted average common shares	43,924	29,853
Weighed average common shares and units	60,148	46,651

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  Exhibit 99.1